Exhibit 99.2

1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Powerwave Contact: Kevin Michaels (714) 466-1608

POWERWAVE TECHNOLOGIES PRICES

CONVERTIBLE SUBORDINATED NOTES

SANTA ANA, Calif., September 19, 2007 – Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced that it has priced its previously announced private placement of $130 million aggregate principal amount of convertible subordinated notes due 2027. In addition, the initial purchaser of the notes exercised its option to purchase an additional $20 million principal amount of the notes.

The notes will be convertible into common stock of Powerwave at an initial conversion price of $8.71 per share and will accrue interest at an annual rate of 3.875%. The notes will mature in twenty years. Powerwave may redeem the notes beginning on or after October 8, 2013 until October 7, 2014, if the closing price of Powerwave’s common stock is more than 130% of the then applicable conversion price for at least 20 trading days within a 30 day consecutive trading day period. The notes may be redeemed by Powerwave at any time after October 8, 2014. The transaction is expected to close on September 24, 2007. The closing is subject to customary closing conditions.

Powerwave expects to use the net proceeds from the offering for working capital and general corporate purposes, including to repay existing debt. Specifically, depending on market and other conditions, from time to time, Powerwave may repurchase a portion of its outstanding

POWERWAVE ANNOUNCES CONVERTIBLE NOTE OFFERING

1.25% Convertible Subordinated Notes due 2008 in open market purchases, in privately negotiated transactions, or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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